Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No.’s 333-44769 and 333-102919) on Forms S-8 of Nobility Homes, Inc., of our report dated April 2, 2013, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Nobility Homes, Inc. for the years ended November 5, 2011 and November 6, 2010.

/s/ CROWE HORWATH LLP

Tampa, Florida

April 2, 2013